UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

October 26, 2011
Date of Report (Date of earliest event reported)

FIRST COMMUNITY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-19297	55-0694814
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 989 Bluefield, Virginia		24605-0989
(Address of principal executive offices)		(Zip Code)

(276) 326-9000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On October 26, 2011, First Community Bancshares, Inc. (the “Company”) announced by press release its earnings for the third quarter of 2011.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 7.01	Regulation FD Disclosure

On October 27, 2011, the Company held a public conference call to discuss its financial results for the quarter ended September 30, 2011.  The conference call was previously announced in the earnings release dated October 26, 2011. The following are the prepared remarks.

John M. Mendez –

Our results are headlined by continued strength in asset quality, strong build in capital and tangible book value and solid core earnings.

We saw the quarterly loan loss provision drop by 50% from the comparable quarter in 2010.  Our year-to-date provision is also down by 40% from the preceding year.  Lower provisions are a function of good delinquency performance, our strength in underwriting and strong collection and asset resolution.  In the third quarter we realized a recovery on a land development charge-off from the second quarter of this year.  This is emblematic of our early recognition and conservative view on loss recognition.

Our delinquency percentages continue to run at a very manageable level.  Total delinquency for the loan portfolio was 2.6%.  A good mark, we think, in a slow economy and against the backdrop of persistent high unemployment numbers.  The good delinquency performance and the generally better asset quality is more typical of the experience we have seen here in Virginia and West Virginia, as contrasted with some of the southeastern states such as North and South Carolina, Georgia and Florida.  Of course 65% of our credit portfolio resides in or is originated in the two Virginias.

Our capital continues to build very nicely with quarterly earnings on top of our already healthy equity to assets ratio of 13.7% and our tangible common equity of 9.2%.  With our high capital levels, our focus today is on growing and expanding our base to more efficiently deploy that capital.  In fact, today we have excess capacity that would allow for acquisitions or organic growth of up to $600 million, with no need of additional capital.   So with no TARP and existing capital, we have no reason to raise capital and according, no capital raise overhang in contrast with many of our peer banks.

We feel very fortunate that the sum of these factors, strong asset quality, strong earnings, excess capital, and a base largely in the two Virginias, all add up to a true quality story with excess capacity and the resources to grow.

Despite these enabling factors and conditions we have seen the market price for our common stock drop to lows which would be indicative of a lesser company, one with asset quality issues, impaired earnings and embroiled in difficult markets.  That clearly is not the case with our company; accordingly, we feel there is deep value presently available in our stock.

In fact, in a recent SNL publication our company was noted as one of 11 companies identified as potential value plays.  FCBC ranked number 2 in the “Tangible Book Value Stars” based on the primary filter of year-over-year tangible book value growth, with a tangible book value growth percentage of 12.25%.

David D. Brown –

Yesterday, we reported common net income for the third quarter of $5.03 million, or $0.28 per share.

Let me start off in the area of spread income.  Net interest income of $17.73 million was about even with last quarter, though margin did compress 6 basis points.  Margin was 3.77% for the third quarter compared with 3.83% for the second quarter.  Importantly, you’ll notice the decline in overnight liquidity.  As we mentioned last quarter, we went to work deploying those funds into the bond portfolio.  Those efforts are increasing interest income, but are pushing down the yield on bond portfolio.  Those activities have continued into the fourth quarter and we have brought overnight liquidity down significantly.  As in the second quarter, funding costs moved down in the third quarter.  The time deposit portfolio shrank by $17.4 million on average while the yield dropped 7 basis points.  The yield on all interest-bearing funds was 1.27% for the quarter, a decline of 6 basis points from last quarter.

We made a $1.92 million provision for loan losses during the third quarter.  Other real estate costs and losses amounted to $675 thousand, bringing total credit costs for the quarter to $2.60 million.

Wealth revenues decreased $62 thousand on a linked-quarter basis on weaker brokerage revenues.  Linked-quarter, deposit account service charges grew 2%, and other service charges and fees were about even.  Insurance revenues were down slightly linked quarter because of the mid-quarter sale of the two offices.  We realized net securities gains of $178 thousand, which largely offset the small amount of impairment recognized on our non-Agency mortgage holdings.

In the area of non-interest expense, third quarter efficiency ratio improved to 56.8%.  Total salaries and benefits were down $276 thousand from the second quarter.  That decrease was across the board in all categories within salaries and benefits.  Average total FTE’s for September were 633 compared to 669 for June and 687 for March.  I don’t see the total FTE’s declining much more from here as there are some necessary replacements that need to be made in the branch network.  The cost saves, however, should continue into the fourth quarter.  We see salaries and benefits averaging between $8.25 million and $8.50 million per quarter for the coming few quarters.

REO expenses and losses amounted to $675 thousand for the quarter, which is down significantly from $1.76 million for the second quarter.  Ex-REO costs, other operating costs were roughly in line with last quarter.  Within those other operating costs, increases in marketing expenses were offset by decreases in regulatory assessments.

At the end of the period, total assets increased $14 million, largely a result of increased demand deposits.  The CD portfolio declined $19 million between September 30, 2011, and June 30, 2011, and $17 million on average.  Compared to June 30, 2011, loan balances were up slightly and I am happy to report that October loan production leaves us optimistic that we will see another increase at December 31, 2011.

At September 30, 2011, tangible book value per share was $11.25, an increase of 23 cents from June 30, 2011.  The Company and the Bank continue to be very well-capitalized with the Bank’s leverage ratio building to approximately 9.7%.

During the third quarter, we repurchased approximately 48,000 shares at an average of $10.58.  We expect to continue to repurchase shares in the near future, presuming the stock trades around tangible book value.  That’s not to say that we don’t see expansion uses for the excess capital, just that it is hard to pass up opportunities like this to invest in yourself.

Gary Mills –

The total loan portfolio remained relatively flat, increasing approximately $700,000 during the third quarter to $1.37 billion.  The bank continues to experience meaningful loan volume within the residential real estate 1-4 family segment as that component of the portfolio grew $8.7 million during the quarter.  Muting this growth was the continued decline of the bank’s construction/land development/vacant land segment which declined approximately $3.2 million during the quarter.  As of September 30, 2011, the bank has $23 million in land loans and $3.3 million in A&D.

The Company’s loan quality measures at September 30, 2011, continue to compare favorably to industry peers.  Total delinquency measured 2.30%; down from 2.62% at year-end.  Composition of third quarter total delinquency were loans 30-89 days past due of $8.8 million, or 0.64%, and non-accrual loans of $22.9 million, or 1.66%.  Net charge-offs for the quarter were $2.0 million, or 0.57% annualized; which represents significant improvement over the second quarter net charge-offs of $3.18 million, or 0.90% annualized.  A significant recovery of approximately $670,000 was collected during the quarter which was associated with an approximate $1.1 million charge-off of an A&D credit relationship booked in the second quarter.  This represents final resolution of this problem loan relationship.  On a somewhat related note, some of you may recall my discussion regarding a $4.5 million hospitality loan that was in the early stages of becoming problematic.  I am pleased to report that bank and the borrower have achieved a mutually agreeable resolution and as of quarter end the loan is in performing status.  Another loan relationship totaling $2.8 million in the hospitality sector that I have previously discussed remains classified as non-accrual at quarter end, just as it was at the end of the second quarter.  Discussions continue with the borrower with progress being made toward rehabilitation, albeit slowly.  I am cautiously optimistic that an acceptable agreement can be reached during the 4th quarter.  In the meantime, the relationship remains on the Bank’s watch list and in our estimation maintains an adequate reserve allocation.

The Bank’s OREO increased approximately $350,000 during the quarter to $5.9 million; while OREO expense decreased significantly from $1.76 million in the second quarter to $675,000 in the third quarter.  The Bank has had reasonable success in marketing OREO properties individually and in bulk auctions.   While foreclosure activity remains relatively consistent with previous quarters, I anticipate with the winter season approaching sales activity may decline resulting in some upward movement in OREO balances over the next couple of quarters.

Provision for the quarter was $1.9 million, resulting in an allowance of $26.4 million, or 1.92% of loans.  At this level, the reserve all provides a coverage ratio to non-performing loans of 111%.  We believe the reserve is adequate and continues to be directionally consistent.

Restructured loans performing in accordance with terms declined approximately $5.9 million during the quarter which was a result of the loans performing according to their modified terms for at least a year.

Item 8.01	Other Events.

On October 25, 2011, the Company’s Board of Directors declared its quarterly cash dividend to common stockholders of $0.10 per common share, payable on or about November 25, 2011, to shareholders of record on November 11, 2011.  The dividend was announced by press release on October 26, 2011, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	The following exhibit is included with this report:

	Exhibit No.	Exhibit Description

	99.1	Earnings and dividend press release dated October 26, 2011

Forward-Looking Statements

This Current Report on Form 8-K, including the exhibits hereto, may include forward-looking statements.  These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions.  Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially.  These risks include:  changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended.  Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.

In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that Section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST COMMUNITY BANCSHARES, INC.

Date:	October 27, 2011	By:	/s/ David D. Brown

David D. Brown
Chief Financial Officer